Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of October 20, 2003 by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Stephen P. Squinto, Ph.D. (the “Executive”).

WITNESSETH

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of October 22, 1997 (the “Old Employment Agreement”);

WHEREAS, the Old Employment Agreement expired on March 23, 2002, and the Company and Executive desire to enter into a new Employment Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Employment. Duties and Acceptance.

(a) The Company hereby employs the Executive, for the Term (as hereinafter defined), to render full-time services to the Company as Executive Vice President and Head of Research, and to perform such duties commensurate with such office as the Executive shall reasonably be directed by the Board of Directors (the “Board”) of the Company to perform, which duties shall be consistent with the provisions of the Bylaws in effect on the date hereof that relate to the duties of the Executive Vice President and Head of Research. The Executive will report directly to the Chief Executive Officer.

(b) The Executive hereby accepts such employment and agrees to render the services described above.

(c) The principal place of employment of the Executive hereunder shall at all times during the Term be in the greater Cheshire, Connecticut area, or other locations acceptable to the Executive, in the Executive’s sole discretion.

(d) With the prior approval of the Chief Executive Officer of the Company, the Executive may serve on boards of directors of non-profit institutions and other companies that are not competitive with the Company, and participate in professional activities, (collectively, “Permitted Activities”); provided, however, that such Permitted Activities do not interfere with the Executive’s duties to the Company.

Exhibit 10.3

2. Term of Employment.

The term of the Executive’s employment under this Agreement (the “Term”) commences as of October 1, 2003 (the “Effective Date”) and shall end on the third anniversary thereof, unless sooner terminated pursuant to Section 6, 7 or 8 of this Agreement. Notwithstanding the foregoing, unless notice is given by the Executive or the Company at least six months prior to the expiration of the Term of this Agreement (or at least six months prior to the expiration of any extension hereof), the Term of the Agreement shall be automatically extended by one year from the date it would otherwise end (whether upon expiration of the original Term or any extension(s) thereof), unless sooner terminated pursuant to Section 6, 7 or 8 hereof.

3. Compensation and Benefits.

(a) As compensation for services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive, during the Term, an annual base salary of not less than the Executive’s base salary in effect immediately prior to the Effective Date (the “Base Salary”), payable in accordance with its regular payroll practices. The Executive’s Base Salary hereunder shall be reviewed as of July 31, 2004 and at least annually thereafter during the Term of the Agreement for increase in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors, after consultation with the Company’s Chief Executive Officer. Base Salary, as adjusted, shall be considered the new Base Salary for all purposes of this Agreement.

(b) The Company agrees that the Executive shall be eligible for an annual performance bonus from the Company with respect to each fiscal year of the Company that ends during the Term, pursuant to the Company’s management incentive bonus program in effect from time to time. The amount of any such bonus shall be determined by the Board of Directors or the Compensation Committee of the Board of Directors in its discretion, consistent with the Company’s performance, the Executive’s contribution to the Company’s performance and the provisions of any applicable incentive bonus program.

(c) The Company agrees to grant to the Executive during the Term, at the time of its usual annual, or semi-annual, grant to employees for the applicable year, such options to purchase shares of the Company’s common stock as the Board of Directors or the Compensation Committee of the Board of Directors shall determine. In the event of the consummation of a Change in Control (as defined in Section 14) of the Company, all stock options and stock awards (and similar equity rights) previously granted shall immediately vest and remain fully exercisable through their original term with all rights.

(d) The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it reasonably may require.

Exhibit 10.3

(e) During the Term, the Executive shall be eligible to participate in all qualified and non-qualified savings and retirement plans, and all other compensation and benefit plans and programs, including welfare and fringe benefit programs, that are generally available to other senior executives of the Company.

(f) During the Term, the Executive shall be eligible for paid vacation of four weeks per calendar year taken in accordance with the vacation policy of the Company.

4. Confidentiality.

The Executive agrees that the “Proprietary Information and Inventions Agreement” annexed hereto as Exhibit A shall be deemed incorporated in and made a part of this Employment Agreement. Notwithstanding any other provision of this Agreement, the Executive shall continue to be bound by the terms of such Proprietary Information and Inventions Agreement for a period of five years after the termination of this Agreement for any reason. Executive and the Company agree that following termination of this Agreement for any reason, the Proprietary Information and Inventions Agreement shall be applicable only to material, non-public proprietary information of the Company.

5. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) During the Term, the Executive shall not (1) provide any services, directly or indirectly, to any other business or commercial entity or (2) participate in the formation of any business or commercial entity; provided, however, that nothing contained in this Section 5(a) shall be deemed to prohibit the Executive from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) not exceeding 2% of such corporation’s (or other entity’s) then outstanding shares of capital stock and provided, further, that nothing contained herein shall be deemed to limit the Executive’s Permitted Activities pursuant to Section 1(d).

(b) If the Executive is terminated by the Company for Cause (as defined in Section 6(c)) or if the Executive terminates this Agreement other than in accordance with Section 7 following a Constructive Termination or for Good Reason under Section 8 hereof, or if the Executive is receiving Severance Payments in accordance with Section 9(c) or payments under Section 9(d), then for a period of one year following the date of termination (or, should the Executive receive Severance Payments in accordance with Section 9(c) or payments under Section 9(d), for the period used to calculate such Severance Payments under Section 9(c) or payments under Section 9(d)), the Executive shall not (1) provide any services, directly or indirectly, to any other business or commercial entity in the Company’s Field of Interest (as defined in

Exhibit 10.3

Section 14), (2) participate in the formation of any business or commercial entity engaged primarily in the Company’s Field of Interest, or (3) directly or indirectly employ, or seek to employ or secure the services in any capacity of, any person employed at that time by the Company or any of its Affiliates, or otherwise encourage or entice any such person to leave such employment; provided, however, that nothing contained in this Section 5(b) shall be deemed to prohibit the Executive from acquiring, solely as an investment, shares of capital stock (or other interests) of any corporation (or other entity) in the Company’s Field of Interest not exceeding 2% of such corporation’s (or other entity’s) then outstanding shares of capital stock and provided, further, that nothing contained herein shall be deemed to limit Executive’s Permitted Activities pursuant to Section 1(d). This Section 5(b) shall be subject to written waivers that may be obtained by the Executive from the Company.

(c) At no time during the Term of this Agreement or thereafter will Executive knowingly make any written or oral untrue statement that disparages the Company or its Affiliates in communications with any customer, client or the public.

(d) If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 5 or Exhibit A, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(e) If any of the covenants contained in this Section 5 or Appendix A, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

(f) If any of the covenants contained in this Section 5 or Appendix A, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

(g) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 5 and Appendix A upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

Exhibit 10.3

6. Termination by the Company.

During the Term of this Agreement, the Company may terminate this Agreement, upon expiration of 90 days’ prior written notice given by the Company to the Executive (except in the case of the Executive’s death), if any one or more of the following shall occur:

(a) The Executive shall die during the Term; provided, however, that the Executive’s legal representatives shall be entitled to receive the (1) Executive’s Base Salary through the date which is 90 days after the Executive’s date of death and (2) a pro-rata annual performance bonus with respect to the fiscal year of the Company during which death occurs. Upon the Executive’s death, stock options previously granted to the Executive shall become immediately exercisable and remain exercisable through their original terms with full rights as if the Executive’s employment had not terminated.

(b) The Executive shall become physically or mentally disabled so that the Executive is unable substantially to perform his services hereunder for (1) a period of 120 consecutive days, or (2) for shorter periods aggregating 180 days during any twelve-month period. Notwithstanding such disability the Company shall continue to pay the Executive his Base Salary through the date of such termination. In addition, the Executive shall be entitled to a pro-rata annual performance bonus with respect to the fiscal year of the Company during which such termination occurs. Upon such a disability, stock options previously granted to the Executive shall become immediately exercisable and remain exercisable through their original terms with full rights as if the Executive’s employment had not terminated.

(c) The Executive acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term “Cause” means (1) the Executive’s indictment for, or conviction of, any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved, (2) the Executive’s willful and continual neglect or failure to discharge his duties (including fiduciary duties), responsibilities and obligations with respect to the Company hereunder; provided such neglect or failure remains uncured for a period of 30 days after written notice describing the same is given to the Executive; provided that isolated and insubstantial neglect or failure shall not constitute Cause hereunder, (3) the Executive’s violation of any of the non-competition provisions of Section 5 hereof or the Executive’s breach of any confidentiality provisions contained in Exhibit A hereto, or (5) any act of fraud or embezzlement by the Executive involving the Company or any of its Affiliates. All determinations of Cause for termination pursuant to this Section 6 shall be determined by the Board.

Exhibit 10.3

7. Termination by the Executive.

The Executive may terminate this Agreement on written notice to the Company in the event of a material breach of the terms of this Agreement by the Company and such breach continues uncured for 30 days after written notice of such breach is first given; provided, however, it shall constitute the termination of this Agreement if such breach is for the payment of money and continues uncured for ten days after written notice of such breach is given. Such termination by Executive is deemed to follow a “Constructive Termination” by Company.

8. Termination Following a Change in Control.

In addition to the above, during the period commencing on the six month anniversary of a Change in Control (as defined in Section 14) of the Company and ending on the two year anniversary of such Change in Control, the Executive may terminate this Agreement upon expiration of 90 days’ prior written notice if “Good Reason” exists for the Executive’s termination. For this purpose, termination of the Executive for “Good Reason” shall mean a termination of the Executive of his employment hereunder following the occurrence, without his prior written consent, of any of the following events, unless the Company fully cures all grounds for such termination within 30 days after the Executive’s notice:

(a) any material adverse change in the Executive’s authority, duties, titles or offices (including reporting responsibility), or any significant increase in the Executive’s business travel obligations, from those existing immediately prior to the Change in Control;

(b) any failure by the Company to continue in effect any compensation plan in which the Executive participated immediately prior to such Change in Control and which is material to the Executive’s total compensation, including but not limited to the Company’s stock option, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or any failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis no less favorable to the Executive, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to such Change in Control;

(c) any failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s retirement, life insurance, medical, health and accident, or disability plans, programs or arrangements in which the Executive was participating immediately prior to such Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any perquisite enjoyed by the Executive at the time of such Change in Control, or the failure by the Company to maintain a vacation policy with respect to the Executive that is at least as favorable as the vacation policy (whether formal or informal) in place with respect to the Executive immediately prior to such Change in Control; or

Exhibit 10.3

(d) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company upon a merger, consolidation, sale or similar transaction.

In addition, the Executive may elect to terminate his employment, at his own initiative, for any reason or for no reason, during the six month period commencing on the six month anniversary of a Change in Control of the Company and ending on the one year anniversary of such Change in Control, in which case such termination of employment shall also be deemed to be for “Good Reason”.

9. Severance and Benefit Continuation.

(a) Termination for Cause. If the Company terminates this Agreement for Cause pursuant to Section 6(c) hereof, or if the Executive terminates this Agreement other than in accordance with Section 7 following a Constructive Termination or for Good Reason under Section 8, no severance or benefit continuation provisions shall apply, provided however that the Executive shall have the same opportunity to continue group health benefits at the Executive’s expense in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as is available generally to other employees terminating employment with the Company.

(b) Termination for Death or Disability. In the event of termination of this Agreement pursuant to Section 6(a) or 6(b) by reason of the death or disability of the Executive, in addition to the Base Salary payments and pro-rata annual performance bonus provided for in paragraph (a) or (b) of Section 6, as applicable, the Company shall continue to provide all benefits subject to COBRA at its expense with respect to the Executive and his dependents for the maximum period provided by COBRA.

(c) Involuntary Termination Other Than for Cause, Voluntary Termination following Constructive Termination, or Nonrenewal by the Company. If (1) the Company terminates this Agreement other than pursuant to Section 6 hereof, (2) the Executive terminates this Agreement in accordance with Section 7 following a Constructive Termination, or (3) at the end of the Term of this Agreement, the Executive shall cease to be employed by the Company in the capacity of Executive Vice President and Head of Research by reason of the Company’s decision not to continue to employ the Executive as Executive Vice President and Head of Research at least on terms substantially similar to those set forth herein, and in each case the termination of employment does not occur within two years following the consummation of a Change in Control of the Company, then:

(i) the Company shall pay the Executive in accordance with its normal payroll practice an amount equal to the sum of the Executive’s Base Salary at the time of his termination of employment plus the average bonus received by the Executive for the two years preceding the year in which his termination of employment occurs (the “Severance Payment”) for each year of the period of the next two years (the “Severance Period”);

Exhibit 10.3

(ii) all Company employee benefit plans and programs (including, but not limited to, the plans and programs set forth in Section 3(e)), other than participation in any Company tax-qualified retirement plan, applicable to the Executive shall be continued for the Severance Period (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall pay the Executive a lump sum cash amount equal to the after-tax economic equivalent thereof, provided that with respect to any benefit to be provided on an insured basis, such lump sum cash value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits). In the case of all benefits subject to COBRA, the Company shall continue to provide such benefits at its expense with respect to the Executive and his dependents for the maximum period provided by COBRA; and

(iii) all stock options and stock awards (and similar equity rights) shall fully and immediately vest and become exercisable immediately prior to such termination of employment, and shall remain exercisable through their original term with full rights as if the Executive’s employment had not terminated.

(d) Involuntary Termination Other Than for Cause, Voluntary Termination following Constructive Termination or for Good Reason, or Nonrenewal by the Company, Upon a Change in Control. If (1) the Company terminates this Agreement other than pursuant to Section 6 hereof, (2) the Executive terminates this Agreement in accordance with Section 7 following a Constructive Termination or for Good Reason under Section 8, or (3) at the end of the Term of this Agreement the Executive shall cease to be employed by the Company in the capacity of Executive Vice President and Head of Research by reason of the Company’s decision not to continue to employ the Executive as Executive Vice President and Head of Research at least on terms substantially similar to those set forth herein, and in each case the termination of employment occurs within two years of the consummation of a Change in Control of the Company, then:

(i) the Company shall pay the Executive a cash lump sum immediately upon such termination of employment equal to three times the sum of the Executive’s Base Salary at the time of his termination of employment plus the average bonus received by the Executive for the two years preceding the year in which his termination of employment occurs;

(ii) all Company employee benefit plans and programs (including, but not limited to, the plans and programs set forth in Sections 3(e), other than participation in any Company tax-qualified retirement plan, applicable to the Executive shall be continued for three years from the date of such termination of employment (or, if such benefits are not available, or cannot be provided due to applicable law, the Company shall pay the Executive a lump sum cash amount equal to the after-tax economic equivalent thereof, provided that with respect to any benefit to be provided on an insured basis, such lump sum cash value shall be the present value of the premiums

Exhibit 10.3

expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected cost to the Company of providing such benefits). In the case of all benefits subject to COBRA, the Company shall continue to provide such benefits at its expense with respect to the Executive and his dependents for the maximum period provided by COBRA;

(iii) all stock options and stock awards (and similar equity rights) shall fully and immediately vest and become exercisable immediately prior to such termination of employment, and shall remain exercisable through their original term with full rights as if the Executive’s employment had not terminated; and

(iv) notwithstanding the foregoing, if the Executive elects to terminate his employment, at his own initiative, during the six month period commencing on the six month anniversary of a Change in Control of the Company and ending on the one year anniversary of such Change in Control, without a basis for such termination that would constitute “Good Reason” in the absence of the last paragraph of Section 8, then “two times” shall be substituted for “three times” in subparagraph (i) of this Section 9(d), and “two years” shall be substituted for “three years” in subparagraph (ii) of this Section 9(d).

(e) The payments provided in Section 9(c) and 9(d) are intended as enhanced severance for a termination by the Company without Cause, or a termination by the Executive in the circumstances provided. As a condition of receiving such payments, the Executive shall first execute and deliver a general release of all claims against the Company, its Affiliates, agents and employees (other than any claims or rights pursuant to the Agreement or pursuant to equity or employee benefit plans), in a form and substance reasonably satisfactory to the Company.

10. Cooperation.

Following his termination of employment, the Executive agrees to cooperate with, and assist, the Company to ensure a smooth transition in management and, if requested by the Company, will make himself available to consult during regular business hours at mutually agreed upon times for up to a three month period thereafter. At any time following his termination of employment, the Executive will provide such information as the Company may reasonably request with respect to any Company-related transaction or other matter in which the Executive was involved in any way while employed by the Company. The Executive further agrees, during the Term of this Agreement and thereafter, to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against, or by, the Company or its Affiliates, in connection with any dispute or claim of any kind involving the Company or its Affiliates, including providing testimony in any proceeding before any arbitral, administrative, judicial, legislative or other body or agency. The Executive shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, meal expenses and legal fees, and the Executive shall be entitled to a per diem amount for his services equal to his then most recent annualized Base Salary under this Agreement, divided by 240 (business days).

Exhibit 10.3

11. Indemnification.

The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or Affiliate of the Company. The Company shall provide, at its expense, Directors and Officers insurance for the Executive in amounts reasonably satisfactory to the Executive, to the extent such insurance is available at reasonable rates, which determination shall be made by the Board.

12. Excise Tax.

If any payments made in respect of this Agreement, or otherwise in respect of the Executive’s employment or termination of employment with the Company, become subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986 (or any successor to such section), the Company shall make a special payment to the Executive sufficient, on an after-tax basis (taking into account federal, state and local income, employment and excise taxes and related interest and penalties), to put the Executive in the same position as would have been the case had no such excise taxes been applicable to any payments or benefits provided in this Agreement or otherwise in respect of the Executive’s employment or termination of employment with the Company. Any such special payment shall be made prior to the time any excise tax is payable by the Executive (through withholding or otherwise). The determination of whether any payment is subject to an excise tax and, if so, the amount to be paid by the Company to the Executive and the time of payment shall be made by an independent auditor selected jointly by the Company and the Executive and paid by the Company. Unless the Executive agrees otherwise in writing, the auditor shall be a nationally recognized public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates. If the Executive and the Company cannot agree on the firm to serve as the auditor under this Section, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the auditor.

13. No Mitigation.

The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment provided for hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of employment by the Company.

Exhibit 10.3

14. Definitions.

As used herein, the following terms have the following meaning:

(a) “Affiliate” means and includes any person, corporation or other entity controlling, controlled by or under common control with the corporation in question.

(b) “Change in Control” means the occurrence of any of the following events:

(i) Any Person, other than the Company, its affiliates (as defined in Rule 12b-2 under the Exchange Act) or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company, or

(ii) Individuals who constitute the Board of Directors of the Company (the “Incumbent Directors”) as of the beginning of any twenty-four month period (not including any period prior to the date of this Agreement), cease for any reason to constitute at least a majority of the directors. Notwithstanding the foregoing, any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Directors, shall be considered an Incumbent Director; or

(iii) Consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”), with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities immediately prior to such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than 50% of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination (the “Surviving Entity”), in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or

(iv) Consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of the combined Voting Securities is then owned beneficially, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.

For purposes of this definition, the following terms shall have the meanings set forth below:

(A) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act;

Exhibit 10.3

(B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and

(C) “Person” shall have the meaning as used in Sections 13(d) and 14(d) of the Exchange Act.

(c) “Company’s Field of Interest” means the primary businesses of the Company as described in the Company’s then most-recent filings with the Securities and Exchange Commission during the Executive’s employment hereunder and as determined from time to time by the Board of Directors during the Term hereof.

15. Representations by Executive.

The Executive represents and warrants that he has full right, power and authority to execute the terms of this Agreement; this Agreement has been duly executed by the Executive and such execution and the performance of this Agreement by the Executive does not result in any conflict, breach or violation of or default under any other agreement or any judgment, order or decree to which the Executive is a party or by which he is bound. The Executive acknowledges and agrees that any material breach of the representations set forth in this Section will constitute Cause under Section 6.

16. Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including, without limitation, disputes under Title VII, the ADEA, the ADA and other state and federal discrimination or employment laws) shall be settled by arbitration in Connecticut, in accordance with the employment dispute rules then existing of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall be free to pursue any remedy before the arbitrator that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrator shall be final and binding. The costs of the American Arbitration Association and the arbitrator will be borne equally by the Company and the Executive, subject to the provisions of Section 17.

17. Legal Costs.

If the Executive institutes any legal action to enforce his rights under, or to recover damages for breach of, this Agreement, and the Executive prevails, he shall be entitled to recover from the Company any actual expenses for attorney’s fees and disbursements incurred by the Executive. If any payment made to or in respect of the Executive pursuant to this Section 17 becomes subject to any tax, the Company shall make a special payment to the Executive sufficient, on an after-tax basis (taking into account federal, state and local taxes and related interest and penalties), to put the Executive in the same position as would have been the case had no such taxes been applicable to any payments or benefits provided in this Section.

Exhibit 10.3

18. Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Thomas I.H. Dubin, Esq.

Vice President and General Counsel

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, Connecticut 06410

Telephone:  (203) 272-2596

Fax:             (203)271-8199

If to the Executive:

Stephen P. Squinto, Ph.D.

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, Connecticut 06410

Telephone:  (203) 272-2596

Fax:             (203) 271-8199

19. General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed entirely in Connecticut by Connecticut residents.

(b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case

Exhibit 10.3

of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement

(d) This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto. The Company may not assign its rights and obligation under this Agreement without the prior written consent of the Executive, except to a successor of substantially all the Company’s business which expressly assumes the Company’s obligations hereunder in writing. In the event of a sale of all or substantially all of the assets of the Company, the Company shall use its best efforts to cause the purchaser to expressly assume this Agreement. The Executive may not assign, transfer, alienate or encumber any rights or obligations under this Agreement, except by will or operation of law, provided that the Executive may designate beneficiaries to receive any payments permitted under the terms of the Company’s benefit plans.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:	/S/ STEPHEN P. SQUINTO

Stephen P. Squinto